SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549


                          ------------------------


                                  FORM 8-K

                               CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of
                     The Securities Exchange Act of 1934



       Date of report (Date of earliest event reported):  May 3, 2004



                       JONES LANG LASALLE INCORPORATED
           ------------------------------------------------------
           (Exact name of registrant as specified in its charter)



    Maryland                      001-13145              36-4150422
---------------               ----------------         -------------------
(State or other               (Commission File         (IRS Employer
jurisdiction of                    Number)             Identification No.)
Incorporation



200 East Randolph Drive, Chicago, IL                          60601
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(Address of Principal Executive Offices)                    (Zip Code)



     Registrant's telephone number, including area code:  (312) 782-5800



                               Not Applicable
       --------------------------------------------------------------
       (Former name or former address, if changed since last report.)




















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ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE

      Jones Lang LaSalle Incorporated (the "Company"), through its wholly owned subsidiary Jones Lang LaSalle Finance B.V., has requested The Bank of New York, a New York banking corporation, as trustee under the Indenture dated as of July 26, 2000, among Jones Lang LaSalle Finance B.V., the Guarantors party thereto and The Bank of New York relating to the 9% Senior Notes due 2007 issued by Jones Lang LaSalle Finance B.V. (the "Notes"), to issue a Notice of Redemption to holders of the Notes to redeem on June 15, 2004 (the "Redemption Date") all of the outstanding Notes at a redemption price of 104.500% of the principal amount thereof (the "Redemption Price"), plus accrued and unpaid interest to the Redemption Date of euro 45.00 per euro 1,000 principal amount thereof. The total payment per euro 1,000 Note, as of the Redemption Date, will be euro 1,090.00. The Notes must be surrendered to The Bank of New York, which is acting as Paying Agent, in accordance with the instructions on the Notice of Redemption.

      As a result of the redemption, the Company will incur approximately $11.5 million (dependent upon prevailing exchange rates) of pre-tax expense related to the acceleration of debt issuance cost amortization and the premiums paid to redeem the Notes, that will be reflected in the Company's consolidated financial statements for the quarterly period ended June 30, 2004.



ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

      (c)   Exhibits

            The following exhibit is included with this Report:

            99.1. Notice of Redemption to Holders of the Notes.





































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                                 SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated:  May 3, 2004                 JONES LANG LASALLE INCORPORATED


                                    By:    /s/ Gordon G. Repp
                                           --------------------------

                                    Name:  Gordon G. Repp

                                    Title: Deputy General Counsel and
                                           Assistant Secretary



















































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                                EXHIBIT INDEX
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Exhibit 99.1      Notice of Redemption to Holders of the Notes.































































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